EXHIBIT 99.1

SEPTEMBER 2026 DIRECTOR ELECTION REPORT

September 18, 2026

Dear Stockholder:

Earlier this summer, the Federal Home Loan Bank of New York (“FHLBNY”) called for nominations for two open New Jersey Member Director seats on the FHLBNY’s Board of Directors (“Board”) with terms commencing on January 1, 2027. We thank our members who participated in the nomination process, which ultimately resulted in two nominees accepting their nominations for these two open Member Director seats.

Board director election regulations of the Federal Housing Finance Agency (“FHFA”) provide that if, for any voting state, the number of nominees for the Member Directorships for that state is equal to the number of such directorships to be filled in that year’s election, the Federal Home Loan Bank shall deliver a notice to the members in the affected voting state, in lieu of providing a ballot, indicating that such nominees shall be deemed elected without further action.

Therefore, we are pleased to announce that the following two nominees, having formally accepted their nominations, are hereby declared elected and re-elected, respectively, to the Board of the FHLBNY, each to serve as a Member Director representing New Jersey with terms commencing on January 1, 2027:

■	Mr. Anthony Labozzetta, President and Chief Executive Officer of Provident Bank, Iselin, New Jersey.
■	Mr. Ira Robbins, Chairman and Chief Executive Officer of Valley National Bank, Morristown, New Jersey.

Mr. Robbins currently serves as a Member Director on the FHLBNY’s Board; his current term expires on December 31, 2026. He presently serves as Chair of the Board’s Risk Committee, and he serves on the Board’s Compensation and Human Resources, Strategy and Business, and Executive Committees. (The Board has not determined the 2027 Committee assignments for Mr. Robbins, Mr. Labozzetta, or any other Director.)

As previously communicated to New Jersey members earlier this year, and with the FHFA’s non-objection, the Board adjusted the staggering of New Jersey Member Director terms in 2025 in conjunction with the FHFA’s order reducing the size of the FHLBNY Board. The approved term adjustments are intended to preserve an appropriately staggered election cycle and promote Board continuity following the Board-size reduction. Accordingly, the Board determined that, if re-elected, Mr. Robbins, as the incumbent Director, would serve a four-year term, while the newly elected Director would serve a one-year term. Consistent with that determination, Mr. Robbins will serve a four-year term ending on December 31, 2030, and Mr. Labozzetta will serve a one-year term ending on December 31, 2027. This one-year term will not count toward the statutory limitation prohibiting FHLBank directors from serving more than three consecutive four-year terms.

FEDERAL HOME LOAN BANK OF NEW YORK • 101 PARK AVENUE • NEW YORK, NY 10178 • T: 212.681.6000 • WWW.FHLBNY.COM

Biographical information for Mr. Labozzetta and Mr. Robbins is included following this announcement.

In October, we will distribute ballots to all eligible FHLBNY members throughout the District for the election that will be held to fill two open Districtwide Independent Director seats. These two seats will have four-year terms, each commencing on January 1, 2027.

We thank in advance each member that will vote in this year’s FHLBNY Director elections. If you have any questions about the election process, please contact Ronald Crawley, Associate General Counsel, at legal@fhlbny.com or (212) 441-6874.

Sincerely,

/s/

Randolph C. Snook

President and CEO

FEDERAL HOME LOAN BANK OF NEW YORK	2

Biographical Information Regarding Newly Elected Directors

Mr. Labozzetta is President and Chief Executive Officer of Provident Financial Services, Inc. (NYSE: PFS) and its subsidiary and FHLBNY member Provident Bank, New Jersey’s oldest state-chartered bank. He has served as President since August 2020 and as Chief Executive Officer since January 2022. As President and CEO, he leads the company’s strategic direction, culture, financial performance and continued growth. Mr. Labozzetta played a key leadership role in guiding Provident through the successful completion of its merger with Lakeland Bancorp in May 2024 and the subsequent integration of the two organizations, helping establish Provident as a leading regional financial institution with more than $25 billion in assets. He also serves on the boards of directors of Provident Financial Services, Inc. and Provident Bank.  Mr. Labozzetta joined Provident in 2020 following its merger with SB One Bancorp, where he had served as President and Chief Executive Officer of SB One Bancorp and SB One Bank since 2010. During his tenure at SB One, he led the organization through two successful mergers and expanded its presence throughout New Jersey and New York. Earlier in his career, he held executive leadership roles at TD Banknorth and TD Bank and served as Senior Executive Vice President and Chief Operating Officer of Interchange Financial Services, Inc. and Interchange Bank. He began his career as a Certified Public Accountant with Deloitte LLP. Mr. Labozzetta has more than 30 years of banking and financial services experience.  Mr. Labozzetta serves on the boards of the New Jersey Bankers Association, Oasis - A Haven for Women and Children, and the Hackensack Meridian Health Foundation. He has been named to the NJBIZ Power 100 and ROI-NJ Influencers lists, recognized by American Banker as a Community Banker of the Year, and named one of Forbes’ America’s Business Leaders in Banking. He is a graduate of Wagner College.

Mr. Robbins is the Chairman and Chief Executive Officer of Valley National Bank (NASDAQ: VLY). He joined Valley in 1996 as part of the Bank’s Management Associate Program and has grown alongside the company. From college student to thought leader, his nearly 30-year career at Valley has seen him through several key positions, where his invaluable contributions have helped shape Valley’s growth and success. As CEO, Mr. Robbins has led Valley into the future while keeping true to the company’s roots as a local bank. In an ever-evolving digital and mobile world, Mr. Robbins and the rest of Valley’s leadership team strive to create a client-centric organization that delivers stronger and faster relationship-driven outcomes. His vision for success is building a purpose-driven organization that embraces innovation, prioritizes clients, promotes social responsibility, and empowers Valley’s associates. Mr. Robbins earned his Bachelor of Science degree in Finance and Economics from Susquehanna University, his MBA in Finance from Pace University, and is a graduate of Stonier Graduate School of Banking. He is a formerly licensed Certified Public Accountant in New Jersey. Mr. Robbins serves on the board of the Federal Home Loan Bank of New York (FHLBNY), the Mid-Size Bank Coalition (MBCA), and the New Jersey Bankers Association. He previously served on the board of the American Bankers Association and the New York Bankers Association. He also serves on the board of the Jewish Vocational Service of MetroWest NJ (JVS). Mr. Robbins takes great pride in community outreach and is an active supporter of several other philanthropic organizations in his community as well.

FEDERAL HOME LOAN BANK OF NEW YORK	3